Exhibit (d)(i)(D)

Schedule A

to the Investment Advisory Agreement

between Direxion Shares ETF Trust and Direxion Advisors, LLC

Pursuant to section 1 of the Investment Advisory Agreement between Direxion Shares ETF Trust (the “Trust”) and Direxion Advisors, LLC (the “Advisor”), the Trust hereby appoints the Advisor to manage the investment and reinvestment of the Funds of the Trust listed below. As compensation for such, the Trust shall pay to the Advisor pursuant to Section 7 of the Investment Advisory Agreement a fee, computed daily and paid monthly, at the following annual rates as percentages of each Fund’s average daily net assets:

PortfolioPlus S&P 500® ETF	0.45%
PortfolioPlus S&P® Small Cap ETF	0.45%
PortfolioPlus S&P® Mid Cap ETF	0.45%
PortfolioPlus Developed Markets ETF	0.45%
PortfolioPlus Emerging Market ETF	0.45%
PortfolioPlus Real Estate ETF	0.45%
PortfolioPlus Total Bond Market ETF	0.45%
PortfolioPlus 20+ Year Treasury ETF	0.45%
Direxion 1.25X High Beta/Low Volatility Index ETF	0.45%
Direxion 1.25X State Street GX Dynamic Allocation ETF	0.45%

Dated: August 22, 2018